Exhibit 10.2

PROMISSORY NOTE

$3,800,000.00	September 25, 2006
Boston, Massachusetts

FOR VALUE RECEIVED, Vinny T’s Acquisition Corporation, a Delaware corporation (the “Maker”), hereby unconditionally promises to pay to BUCA, Inc., a Minnesota corporation (the “Holder”), the principal amount of THREE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($3,800,000.00) (the “Principal Amount”), together with accrued and unpaid interest thereon (as provided below). This Promissory Note is being issued pursuant to that certain Stock Purchase Agreement by and among the Maker, Bertucci’s Corporation (the “Parent”), the Holder and BUCA Restaurants 3, Inc. (the “Company”) dated as of September 25, 2006, as the same may be amended from time to time (the “Stock Purchase Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement.

1. Interest Rate. The Principal Amount outstanding under this Promissory Note shall accrue interest on each day, from the issuance of this Promissory Note until all such Principal Amount shall have been paid in full, at a rate equal to nine percent (9%) per annum; provided, however, that upon an Event of Default (as defined below) interest shall accrue at a rate equal to twelve percent (12%) per annum from the date of the occurrence of the Event of Default until the Event of Default is cured (if it is capable of being cured). Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Interest shall be paid in accordance with Section 2 below.

In no event shall the amount of interest due or payable under this Promissory Note exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is inadvertently paid by the Maker or inadvertently received by the Holder, then such excess sum shall be credited as a payment of the Principal Amount. It is the express intent of the parties hereto that the Maker not pay and the Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Maker under applicable law.

2. Payment and Maturity Date. All accrued, but unpaid, interest under this Promissory Note then-outstanding shall be due and payable on September 25, 2007 and July 15, 2008. The outstanding Principal Amount and all accrued, but unpaid, interest shall be due and payable on the earlier of (the “Maturity Date”): (a) July 15, 2008; (b) the occurrence of an Event of Default; (c) the consummation of a Change of Control (as defined below); (d) the consummation of an IPO (as defined below); or (e) the same time as the 10 3/4% Senior Notes due 2008 issued by Parent are redeemed, repurchased, refinanced or otherwise paid (with regard to principal owed thereunder). As used herein, the term: (i) “Change of Control” means (x) a consolidation or merger of Parent into or with any other entity or entities (except one in which the holders of capital stock of Parent immediately prior to such consolidation or merger hold at least 50% by voting power of the capital stock of the surviving or resulting entity immediately

Vinny T’s Acquisition Corporation Promissory Note Execution Copy	Page 1

after such consolidation or merger), (y) the sale of all or substantially all of the assets of Parent, or (z) the sale, exchange or transfer by the stockholders of Parent, in a single transaction or series of related transactions, of capital stock representing more than 50% of the voting power of the capital stock of Parent; and (ii) “IPO” means the first underwritten public offering of Common Stock of Parent for the account of Parent registered under the Securities Act of 1933, as amended. Once repaid, amounts borrowed hereunder may not be reborrowed. All amounts due under this Promissory Note may be prepaid, whether by acceleration or otherwise, in whole or in part, without premium or penalty, at any time. The Maker shall make all payments in respect of this Promissory Note by wire transfer of United States funds in accordance with directions the Holder may provide from time to time in writing.

3. Adjustments to Promissory Note. Notwithstanding anything in this Promissory Note to the contrary, the Maker and the Holder acknowledge and agree that the amounts due under this Promissory Note may be adjusted pursuant to Sections 2.2 and 9.3(b) of the Stock Purchase Agreement (an “Adjustment”) and that in the event of an Adjustment which decreases the amounts due under this Promissory Note, the Maker and the Holder covenant and agree to execute an amendment to this Promissory Note within 10 days of (as applicable): (i) the Final Report Date; or (ii) the date upon which any liability requiring a decrease of the amounts due under this Promissory Note matures in accordance with Section 9.5 of the Stock Purchase Agreement, such amendment to reflect that no interest shall accrue (or shall have ever accrued) on the amount of such decrease. Any Adjustment in amounts due on this Promissory Note shall first be made to the Principal Amount then outstanding (if any) and then to any interest outstanding on the Principal Amount. Any such amendments shall be reasonably satisfactory to the Maker and Holder in form and substance.

4. Guaranty. All amounts due and obligations of the Maker under this Promissory Note have been guaranteed by the Parent pursuant to that certain Guaranty executed and delivered by the Parent to the Holder dated as of the date hereof (the “Guaranty”).

5. Events of Default; Remedies.

(a) Events of Default. Each of the following events shall constitute an “Event of Default” under this Promissory Note:

(i)	failure of the Maker to comply in any way with the terms, covenants or conditions contained in this Promissory Note, and such non-compliance is not cured by the Maker within 30 days after receiving written notice from the Holder demanding compliance;

(ii)	any material representation or warranty made by the Maker or the Parent in: (A) this Promissory Note, the Stock Purchase Agreement or the Guaranty shall prove to have been untrue or incorrect or misleading in any material respect when made; or (B) any other agreement, document, or instrument executed and delivered in

Vinny T’s Acquisition Corporation Promissory Note Execution Copy	Page 2

connection therewith or in any certificate or report furnished in connection therewith shall prove to have been untrue or incorrect in any material respect when made, and the effect of such breach is not cured within 30 days after the Maker receives written notice from the Holder of such breach;

(iii)	the Maker or the Parent shall: (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Maker or the Parent of all or of a substantial part of the Maker’s or the Parent’s assets; (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due; (C) make a general assignment for the benefit of its creditors; (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect); (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (F) take any corporate action for the purpose of effecting any of the foregoing;

(iv)	an involuntary petition or complaint shall be filed against the Maker or the Parent seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of the Maker or the Parent of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within ninety (90) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

(v)	the Parent terminates or attempts to terminate the Guaranty or makes any written statement repudiating or contesting the validity of the Guaranty.

Vinny T’s Acquisition Corporation Promissory Note Execution Copy	Page 3

(b) Remedies. Upon the occurrence of an Event of Default, at the option of the Holder, and without demand or notice of any kind (except as otherwise provided in this Promissory Note), the Holder may: (i) declare this Promissory Note immediately due and payable without presentment, demand, protest or any other action or obligation of the Holder, whereupon all of the outstanding Principal Amount and all accrued interest and all other obligations due hereunder shall become immediately due and payable(provided that, upon the occurrences of an Event of Default specified in Section 5(a)(iii) or (iv), all of the outstanding Principal Amount and all accrued interest and all other obligations due hereunder shall automatically become due and payable without presentment, demand, protest or other action or obligation of the Holder); and (ii) exercise any and all rights and remedies available to it at law, in equity or otherwise.

(c) Costs of Collection. If the Holder incurs any costs, expenses and/or attorneys’ fees to enforce this Promissory Note against the Maker and the Holder is successful in enforcing this Promissory Note against the Maker, the Maker shall pay all reasonable costs, expenses and attorneys’ fees incurred by the Holder in the enforcement of this Promissory Note.

6. Miscellaneous.

(a) Waivers.

(i) Trial by Jury. THE MAKER AND THE HOLDER EACH ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY BETWEEN THE MAKER AND THE HOLDER WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT. ACCORDINGLY, THE MAKER AND THE HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING THAT MAY BE COMMENCED BY OR AGAINST THE MAKER OR THE HOLDER ARISING OUT OF THIS PROMISSORY NOTE.

(ii) Jurisdiction and Venue. THE MAKER AND THE HOLDER HEREBY AGREE THAT ANY FEDERAL COURT IN THE STATE OF MINNESOTA OR ANY STATE COURT LOCATED IN HENNEPIN COUNTY IN THE STATE OF MINNESOTA SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE MAKER AND THE HOLDER PERTAINING DIRECTLY OR INDIRECTLY TO THIS PROMISSORY NOTE. THE MAKER AND THE HOLDER EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. FURTHER, THE MAKER AND THE HOLDER HEREBY WAIVE THE RIGHT TO ASSERT THE DEFENSE OF FORUM NON CONVENIENS AND THE RIGHT TO CHALLENGE THE VENUE OF ANY COURT PROCEEDING.

THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF.

Vinny T’s Acquisition Corporation Promissory Note Execution Copy	Page 4

(iii) Standard Waivers. Except as otherwise expressly provided herein, demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by the Maker. The Holder shall not be deemed to waive any of its rights hereunder unless such waiver be in writing and signed by the Holder. Any failure on the part of the Holder at any time to require the performance by the Maker of any of the terms or provisions hereof, even if known, shall in no way affect the right thereafter to enforce the same, nor shall any failure of the Holder to insist on strict compliance with the terms and conditions hereof be taken or held to be a waiver of any succeeding breach or of the right of the Holder to insist on the strict compliance with the terms and conditions hereof.

(b) Amendments. Subject to the provisions of Section 3 above, no modification or waiver of any provision of this Promissory Note or consent to departure therefrom shall be effective unless in writing and signed by the Maker and the Holder.

(c) Binding Agreement; Assignment. The terms and conditions of this Promissory Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. This Promissory Note may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that the Holder may, without the consent of the Maker: (i) assign this Promissory Note to any one of its Affiliates; or (ii) collaterally assign this Promissory Note to Wells Fargo Foothill, Inc. (“WFF”) in connection with that certain Credit Agreement dated as of November 15, 2004, by and among BUCA, Inc., each of its subsidiaries that are signatories thereto, the Lenders that are signatories thereto, and WFF, as the Arranger and the Administrative Agent, as amended (the “WFF Credit Agreement”), or to any financial institution which refinances the credit facility evidenced by the WFF Credit Agreement (and assign the Promissory Note to any such lenders or financial institutions or to any third party in connection with the enforcement of remedies in respect of any such collateral assignment).

(d) Governing Law. This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to the conflicts of law principles thereof.

(e) Titles and Subtitles. The titles and subtitles used in this Promissory Note are used for convenience only and are not to be considered in construing or interpreting this Promissory Note.

(f) Notices. Any notice to be given hereunder shall be in writing and shall be sent to the Holder or the Maker, as the case may be, as provided in Section 11.13 of the Stock Purchase Agreement.

(g) Severability. It is the desire and intent of the parties that the provisions of this Promissory Note be enforced to the fullest extent permissible under applicable law and public policy. Accordingly, in the event that any provision of this Promissory Note is held to be invalid, prohibited or unenforceable for any reason, such provision shall be ineffective, without invalidating the remaining provisions of this Promissory Note. Notwithstanding the foregoing, if

Vinny T’s Acquisition Corporation Promissory Note Execution Copy	Page 5

such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable, it shall be so narrowly drawn, without invalidating the remaining provisions of this Promissory Note.

(h) Entire Agreement and Conflicts. This Promissory Note, the Stock Purchase Agreement and the Guaranty contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. In the event of any conflict between the provisions of this Promissory Note, the Stock Purchase Agreement and the Guaranty, the provisions of this Promissory Note shall govern.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Vinny T’s Acquisition Corporation Promissory Note Execution Copy	Page 6

IN WITNESS WHEREOF, the undersigned have executed this Promissory Note as of the date first written above.

MAKER:

VINNY T’S ACQUISITION CORPORATION

By:	/s/ Stephen V. Clark
Stephen V. Clark
President

HOLDER:

BUCA, INC.

By:	/s/ Wallace B. Doolin
Wallace B. Doolin
Chairman, President and Chief Executive Officer

Vinny T’s Acquisition Corporation Promissory Note Execution Copy	Signature Page